Exhibit 99.1

[LOGO] Gentiva(R)
       HEALTH SERVICES

--------------------------------------------------------------------------------

Press Release

Financial and Investor Contact:
         John R. Potapchuk
         631-501-7035
         john.potapchuk@gentiva.com
         --------------------------

Media Contact:
         David Fluhrer
         631-501-7102
         516-857-7231
         david.fluhrer@gentiva.com
         -------------------------

FOR IMMEDIATE RELEASE
---------------------

          Gentiva(R) Reports 2005 Third Quarter and Nine-Month Results

Melville, N.Y., November 2, 2005 -- Gentiva Health Services, Inc. (NASDAQ:
GTIV), the nation's largest provider of comprehensive home health services, today reported net income of $4.3 million, or $0.17 per diluted share, for the third quarter ended October 2, 2005, compared with net income of $4.4 million, or $0.17 per diluted share, for the third quarter ended September 26, 2004.

      Results for the 2004 third quarter included a special item relating to Medicare revenue which contributed approximately $0.03 per diluted share. Excluding the impact of the special item, Net Income - As Adjusted for the third quarter of 2004 was $3.7 million, or $0.14 per diluted share. See the Supplemental Information for a reconciliation between "Net Income - As Reported" and "Net Income - As Adjusted" for both the third quarter and nine-month periods.

      Third quarter 2005 net revenues were $219.6 million, an increase of 10.8% compared with third quarter 2004 net revenues of $198.1 million. Medicare revenues for the quarter rose 28.7% and were up over 31%, excluding the special Medicare item in the 2004 third quarter. Commercial Insurance and Other revenues increased 6.1%, with contributions from both CIGNA and non-CIGNA business.

      Net revenues for the third quarter of 2004 included approximately $1.1 million received from a $1.4 million settlement of the Company's appeal filed with the U.S. Provider Reimbursement Review Board (PRRB) related to the reopening of its 1998 Medicare cost reports. Excluding this special item, net revenues rose $22.6 million, or 11.5%, in the third quarter of 2005 versus the corresponding period of 2004.

          3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627

      Third quarter 2005 Medicare revenues reached $67.3 million, driven primarily by an 18% increase in Medicare admissions and improvements in revenue per admission, particularly in Gentiva's specialty programs, as well as the impact of the Heritage Home Care Services acquisition, which closed in May 2005.

      Medicaid and Local Government revenues were $37.6 million for the third quarter of 2005, approximately even with the $37.7 million reported in the third quarter of last year.

      Commercial Insurance and Other revenues for the third quarter of 2005, including revenues from Gentiva's relationship with CIGNA HealthCare, were $114.6 million. Revenues derived from CIGNA increased 8.0% to $64.7 million due primarily to the addition of CIGNA members in five New England states following the July 1, 2005 amendment to the companies' national contract, as well as higher volume from CIGNA fee-for-service plans. Excluding revenues from CIGNA, Commercial Insurance and Other revenues for the third quarter rose 3.7%, driven by services provided to other managed care customers.

      For the nine months ended October 2, 2005, net income was $17.0 million, or $0.68 per diluted share, compared with $19.6 million, or $0.74 per diluted share, for the nine months ended September 26, 2004. Net revenues for the first nine months of 2005 were $646.8 million, up 4.3% versus the $620.2 million reported in the prior year period.

      Results for the 2005 nine-month period included a second quarter $4.2 million income tax benefit due to a favorable resolution of tax audit issues relating to fiscal 1997 through 2000. Results for the first nine months of 2004 included a pre-tax gain of approximately $0.9 million from the sale of an investment in a Canadian homecare company, as well as special items related to the favorable settlement of the Company's Medicare cost report appeals for 1997 and 1998, net of a revenue adjustment to reflect an industrywide repayment of certain Medicare reimbursements. The Medicare special items contributed $9.1 million to nine-month 2004 net revenues and income before income taxes.

      Net Income - As Adjusted for the first nine months of 2005 was $12.8 million, or $0.51 per diluted share, compared with $13.4 million, or $0.50 per diluted share, for the same period of 2004. Excluding Medicare special items and revenues from CIGNA, nine-month 2005 net revenues increased $41.1 million, or 9.8%. Revenues from CIGNA, which declined 2.9% in the first nine months of 2005, represented 28.8% of Gentiva's total net revenues for this period versus 30.9% in the first nine months of 2004.

      During the third quarter of 2005, Gentiva generated over $19 million of cash from operating activities, resulting in cash provided by operating activities of $9.3 million for the nine months ended October 2, 2005. The Company reported cash items and short-term investments of $94.4 million as of October 2, 2005 versus $83.4 million as of July 3, 2005, the end of the 2005 second quarter.

      In the Home Healthcare Services segment, Gentiva reported a 12.2% increase in net revenues in the third quarter of 2005 and 28.5% growth in operating contribution versus the prior year quarterly period, driven primarily by continued strong Medicare performance. While the CareCentrix segment achieved a 6.9% increase in revenues primarily from growth in fee-for-service business, its operating contribution declined by 28.9% due in part to lower margins from the TriWest Healthcare Alliance contract, which ends November 29, 2005.

      Last week, CareCentrix and CIGNA HealthCare signed a three-year national contract which runs through January 31, 2009 and calls for CareCentrix to continue coordination and delivery of homecare services to CIGNA members, involving home nursing and therapy services, infusion therapy and certain specialty medical equipment, such as insulin pumps and wound suction devices. CareCentrix will be ending its coordination of respiratory therapy and certain durable medical equipment services to CIGNA HealthCare members as of January 31, 2006.

      "We're pleased to report strong growth in Medicare, driven by continued expansion of our specialty programs," said Gentiva Chairman and CEO Ron Malone. "We've begun to see results from our emphasis on capacity improvement, clinician recruitment and commercial insurance pricing. During the fourth quarter, we're continuing to drive Medicare growth and beginning to streamline CareCentrix operations to meet the demands of the new CIGNA relationship and other managed care business."

      Gentiva announced a revised 2005 financial outlook, with full-year net revenues expected to range between $865 million and $875 million (versus $870 million to $890 million in the prior outlook) and full-year diluted earnings per share, excluding special items, between $0.73 to $0.78 per share (versus the previous $0.75 to $0.83). The revision is based on reduced referral activity from the expiring TriWest contract, direct costs incurred to improve clinical capacity in the Home Healthcare Services segment, and the impact of Hurricane Wilma on Gentiva's South Florida operations.

      The Company also expects to record a special item in the fourth quarter of 2005 to reflect incremental Medicare revenues in excess of $5 million relating to the settlement of the Company's appeal to the PRRB regarding the reopening of its 1999 Medicare cost reports. As a result of this special item and the second quarter $4.2 million income tax benefit relating to the resolution of tax audit issues, full-year 2005 reported earnings are expected to range between $1.02 and $1.07 per diluted share.

      Gentiva also announced a preliminary outlook for fiscal 2006 that anticipates full-year net revenues of $880 million to $900 million, and net income in the range of $0.83 to $0.92 per diluted share, excluding the effect of implementing new accounting rules on equity-based compensation at the beginning of fiscal 2006 and excluding special items. Gentiva plans to offer additional commentary on tomorrow's conference call and live web cast.

Non-GAAP Financial Measures

The information provided in the following tables includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its third quarter and nine-month 2005 results during its conference call and live web cast to be held Thursday, November 3, 2005, at 10:00 a.m. Eastern Standard Time. To participate in the call from the United States or Canada, dial: (612) 332-0932. The web cast is an audio only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. To hear the web cast, log onto http://www.gentiva.com/investor/events.asp. This press release is also accessible at the same link, and a transcript of the conference call is expected to be available on the site within 48 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation's largest provider of comprehensive home health services. Gentiva serves patients through more than 350 direct service delivery units within more than 250 locations in 35 states, and through CareCentrix(R), which manages home healthcare services for many major managed care organizations throughout the United States and delivers them in all 50 states through a network of move than 2,500 third-party provider locations, as well as Gentiva locations. The Company is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; social work; nutrition; disease management education; and help with daily living activities, as well as other therapies and services. Gentiva's revenues are generated from commercial insurance, federal and state government programs and individual consumers. For more information, visit Gentiva's web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investor.

                            (Tables and notes follow)

(in 000's, except per share data)                             3rd Quarter                          Nine Months
                                                        --------------------------          -------------------------
                                                          2005              2004               2005            2004
                                                        --------          --------          ---------       ---------
Statements of Income
--------------------
   Net revenues                                         $219,559          $198,070          $ 646,801       $ 620,223
   Cost of services sold                                 138,544           122,539            404,401         383,092
                                                        --------          --------          ---------       ---------
   Gross profit                                           81,015            75,531            242,400         237,131
   Selling, general and administrative expenses          (72,026)          (67,227)          (216,443)       (201,405)
   Depreciation and amortization                          (2,291)           (1,756)            (5,938)         (5,505)
                                                        --------          --------          ---------       ---------
   Operating income                                        6,698             6,548             20,019          30,221
   Gain on sale of Canadian investment                        --                --                 --             946
   Interest income, net                                      385               248              1,262             538
                                                        --------          --------          ---------       ---------
   Income before income taxes                              7,083             6,796             21,281          31,705
   Income tax expense                                     (2,832)           (2,397)            (4,255)        (12,111)
                                                        --------          --------          ---------       ---------
   Net income                                           $  4,251          $  4,399          $  17,026       $  19,594
                                                        ========          ========          =========       =========

Earnings per Share
------------------
Net income:
   Basic                                                $   0.18          $   0.18          $    0.73       $    0.78
                                                        ========          ========          =========       =========
   Diluted                                              $   0.17          $   0.17          $    0.68       $    0.74
                                                        ========          ========          =========       =========
Average shares outstanding:
   Basic                                                  23,329            24,422             23,349          25,011
                                                        ========          ========          =========       =========
   Diluted                                                25,076            26,034             25,018          26,645
                                                        ========          ========          =========       =========

Condensed Balance Sheets
------------------------
         ASSETS                                        Oct 2, 2005      Jan 2, 2005
         ------                                        -----------      -----------
   Cash, cash equivalents and restricted cash           $ 52,234          $ 31,924
   Short-term investments                                 42,150            81,100
   Net receivables                                       142,339           132,002
   Deferred tax assets                                    22,894            23,861
   Prepaid expenses and other current assets               8,013             6,057
                                                        --------          --------
      Total current assets                               267,630           274,944

   Fixed assets                                           20,688            19,687
   Deferred tax assets, net                               17,792            21,233
   Goodwill                                                6,865             1,325
   Other assets                                           22,896            14,909
                                                        --------          --------
      Total assets                                      $335,871          $332,098
                                                        ========          ========

         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
   Accounts payable                                     $ 23,542          $ 25,896
   Payroll and related taxes                              15,772             9,356
   Medicare liabilities                                    6,864             9,949
   Cost of claims incurred but not reported               26,244            27,361
   Obligations under insurance programs                   32,228            34,660
   Other accrued expenses                                 30,306            31,117
                                                        --------          --------
      Total current liabilities                          134,956           138,339

   Other liabilities                                      19,814            21,819
   Shareholders' equity                                  181,101           171,940
                                                        --------          --------
      Total liabilities and shareholders' equity        $335,871          $332,098
                                                        ========          ========

   Common shares outstanding                              23,357            23,722
                                                        ========          ========

                                                                                 Nine Months
                                                                          ------------------------
Condensed Statements of Cash Flows                                           2005           2004
----------------------------------                                        ---------       --------
   OPERATING ACTIVITIES:
   Net income                                                             $  17,026       $ 19,594
   Adjustments to reconcile net income to net cash
     provided by operating activities
     Depreciation and amortization                                            5,938          5,505
     Provision for doubtful accounts                                          4,329          4,708
     Gain on sale of Canadian investment                                         --           (946)
     Reversal of tax audit reserves                                          (4,200)            --
     Deferred income taxes                                                    4,408          9,743
   Changes in assets and liabilities:
      Accounts receivable                                                   (14,666)           945
      Prepaid expenses and other current assets                              (1,856)        (1,144)
      Current liabilities                                                    (1,902)       (12,102)
   Other, net                                                                   178            657
                                                                          ---------       --------
   Net cash provided by operating activities                                  9,255         26,960
                                                                          ---------       --------
   INVESTING ACTIVITIES:
   Purchase of fixed assets                                                  (6,043)        (7,607)
   Proceeds from sale of assets                                                  --          4,123
   Acquisition of business                                                  (12,059)            --
   Purchases of short-term investments available-for-sale                  (125,000)       (80,000)
   Maturities of short-term investments available-for-sale                  153,950         25,000
   Purchases of short-term investments held to maturity                          --        (10,000)
   Maturities of short-term investments held to maturity                     10,000         10,000
                                                                          ---------       --------
   Net cash provided by (used in) investing activities                       20,848        (58,484)
                                                                          ---------       --------
   FINANCING ACTIVITIES:
   Proceeds from issuance of common stock                                     5,650          3,420
   Changes in book overdrafts                                                (1,635)         2,300
   Repurchases of common stock                                              (13,514)       (30,163)
   Repayment of capital lease obligations                                      (294)          (228)
                                                                          ---------       --------
   Net cash used in financing activities                                     (9,793)       (24,671)
                                                                          ---------       --------

   Net change in cash, cash equivalents and restricted cash                  20,310        (56,195)
   Cash, cash equivalents and restricted cash at beginning of period         31,924         97,438
                                                                          ---------       --------
   Cash, cash equivalents and restricted cash at end of period            $  52,234       $ 41,243
                                                                          =========       ========

Note: Cash, cash equivalents and restricted cash includes restricted cash of $22.0 million and $21.8 million at the beginning and end of the 2005 and 2004 periods, respectively.

                                                                                       3rd Quarter                Nine Months
                                                                                 ---------------------       ---------------------
                                                                                   2005         2004           2005         2004
                                                                                 --------     --------       --------     --------
Supplemental Information
------------------------
Net Revenues by Major Payer Source:
   Medicare (1)                                                                  $ 67,329     $ 52,308       $194,381     $168,749
   Medicaid and local government                                                   37,610       37,715        112,039      115,860
   Commercial insurance and other                                                 114,620      108,047        340,381      335,614
                                                                                 --------     --------       --------     --------
        Total net revenues                                                       $219,559     $198,070       $646,801     $620,223
                                                                                 ========     ========       ========     ========

A reconciliation of net income between As Reported and As Adjusted amounts, and the related diluted earnings per share, follow (2):

   Net income - As Reported                                                      $  4,251     $  4,399       $ 17,026     $ 19,594
   Income tax expense - As Reported (3)                                             2,832        2,397          4,255       12,111
                                                                                 --------     --------       --------     --------
   Income before income taxes - As Reported                                         7,083        6,796         21,281       31,705
   Less: Gain on sale of Canadian investment (4)                                       --           --             --         (946)
   Less: Medicare cost report settlement (1)                                           --       (1,084)            --      (10,087)
   Add: Revenue adjustment for estimated Medicare repayment (1)                        --           --             --        1,000
                                                                                 --------     --------       --------     --------
   Income before income taxes - As Adjusted                                         7,083        5,712         21,281       21,672
   Less: income tax expense - At normalized rate (3)                               (2,832)      (2,054)        (8,455)      (8,278)
                                                                                 --------     --------       --------     --------
   Net income - As Adjusted                                                      $  4,251     $  3,658       $ 12,826     $ 13,394
                                                                                 ========     ========       ========     ========

   Diluted Earnings per Share
   --------------------------
   Net income - As Reported                                                      $   0.17     $   0.17       $   0.68     $   0.74
                                                                                 ========     ========       ========     ========
   Net income - As Adjusted                                                      $   0.17     $   0.14       $   0.51     $   0.50
                                                                                 ========     ========       ========     ========

Segment Information
   Net revenues
      Home Healthcare Services                                                   $139,128     $123,957       $409,878     $388,963
      CareCentrix                                                                  84,569       79,085        250,572      246,700
      Intersegment revenues                                                        (4,138)      (4,972)       (13,649)     (15,440)
                                                                                 --------     --------       --------     --------
   Total net revenues                                                            $219,559     $198,070       $646,801     $620,223
                                                                                 ========     ========       ========     ========

   Operating contribution
      Home Healthcare Services                                                   $ 13,073     $ 10,177       $ 36,790     $ 45,329
      CareCentrix                                                                   6,314        8,877         20,321       23,806
                                                                                 --------     --------       --------     --------
   Total operating contribution                                                    19,387       19,054         57,111       69,135
   Corporate expenses                                                             (10,398)     (10,750)       (31,154)     (33,409)
   Gain on sale of Canadian investment                                                 --           --             --          946
   Depreciation and amortization                                                   (2,291)      (1,756)        (5,938)      (5,505)
   Interest income, net                                                               385          248          1,262          538
                                                                                 --------     --------       --------     --------
   Income before income taxes                                                    $  7,083     $  6,796       $ 21,281     $ 31,705
                                                                                 ========     ========       ========     ========

Notes:

1) Medicare revenues for the third quarter and first nine months of fiscal 2004 included approximately $1.1 million and $10.1 million, respectively, received in settlement of the Company's appeal filed with the U.S. Provider Reimbursement Review Board ("PRRB") related to the reopening of all of its 1998 and 1997 cost reports, net of a $1 million estimated repayment to Medicare recorded for the first nine months of fiscal 2004 in connection with services rendered to certain patients since the inception of the Prospective Payment Reimbursement System in October 2000. The Centers for Medicare & Medicaid Services determined that homecare providers should have received lower reimbursements for certain services rendered to beneficiaries discharged from inpatient hospitals within fourteen days immediately preceding admission to home healthcare.

2) Although "Net Income - As Adjusted" is a non-GAAP financial measure, management believes that the presentation of net income as calculated using a normalized tax rate, which excludes the nonrecurring tax benefit as described in Note 3, and excluding the PRRB settlement and the estimated Medicare repayment as described in Note 1, as well as the second quarter 2004 gain on the sale of Gentiva's investment in a Canadian homecare company as described in Note 4, is a useful adjunct to "Net Income - As Reported" under GAAP because it measures the Company's performance in a consistent manner between the results for the third quarter and first nine months of fiscal years 2005 and 2004. Management believes the favorable resolution of tax audit issues as described in Note 3 should be excluded from "Net Income - As Adjusted" as this is a nonrecurring item which relates to prior periods. In addition, the PRRB settlement in the first nine months of fiscal 2004, reduced by the Medicare estimated repayment, should be excluded from "Net Income - As Adjusted" as these items relate to reimbursement activities for the periods described in Note 1. Furthermore, the gain on the sale of the Canadian investment should be excluded from "Net Income - As Adjusted," since this is a nonrecurring item. For these reasons, management believes that "Net Income - As Adjusted" is useful to investors. Investors should not view "Net Income - As Adjusted" as an alternative to the GAAP measure of net income.

3) For the first nine months of fiscal year 2005, the Company's income tax expense included a $4.2 million income tax benefit resulting from a favorable resolution of tax audit issues relating to fiscal 1997 through 2000. Management has excluded this nonrecurring item and has incorporated a normalized tax rate in its presentation of "Net Income - As Adjusted."

4) Income before income taxes for the first nine months of fiscal 2004 included a gain of $946,000 from the sale of Gentiva's 19.9% interest in a Canadian homecare company to whom Gentiva sold its Canadian operations in November 2000.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon Gentiva Health Services, Inc.'s ("the Company") current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for health care reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets the Company operates in; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies. For a detailed discussion of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "risk factors" section contained in the Company's annual report on Form 10-K, as amended, for the year ended January 2, 2005.

                                      # # #